EXHIBIT 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended July 31, 2024

DORADO, PUERTO RICO / ACCESSWIRE / September 16, 2024 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB:PBSV), a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced that revenues for the three and nine months ended July 31, 2024 were approximately $2.4 million and $7.2 million, respectively, a decrease of approximately $2.2 million and $6.2 million, respectively, when compared to the same periods last year. Net loss for the three and nine months ended July 31, 2024 were approximately $0.3 million and $0.8 million, respectively, compared to the same periods last year to a net income of approximately $0.5 million and $1.4 million, respectively.

“The industries we serve are going through a challenging time in relation to investments and projects, and we are actively adapting our resources with the goal of solidifying our position in these industries.  With that in mind, we have made key investments in technological tools to identify attractive global business opportunities, which we anticipate will return the Company to profitability and grow revenues.” stated Mr. Sanchez, Chief Executive Officer of the Company.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, and competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2023, and in its other filings with the Securities and Exchange Commission, which filings are available at www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

SOURCE: Pharma-Bio Serv, Inc.